                                                                                                                                                          Exhibit 99.1

Isle of Capri Casinos, Inc. and Nevada Gold & Casinos, Inc. Announce Sale of Colorado Grande Casino in Cripple Creek, Colorado

BILOXI, Miss., April 26 /PRNewswire-FirstCall/ -- Isle of Capri Casinos, Inc. (Nasdaq: ISLE) and Nevada Gold & Casinos, Inc. (Amex: UWN), announced today that Isle of Capri Black Hawk L.L.C. (“Isle Black Hawk”), their joint venture has sold all of its shares of Colorado Grande Casino, located in Cripple Creek, Colorado, to a wholly owned subsidiary of Nevada Gold & Casinos, Inc. for $6.5 million.

Isle Black Hawk will record a loss related to the sale of approximately $4.0 million in its fourth quarter of fiscal 2005 which ended April 24, 2005. Isle of Capri Casinos, Inc.’s and Nevada Gold & Casinos, Inc.’s pro-rata share of this loss, which was not considered in their previous earnings guidance given for fourth quarter of fiscal 2005, will be reflected in their respective consolidated financial statements for the years ended April 24, 2005 and March 31, 2005, respectively.

Isle Black Hawk, the largest hotel casino in Colorado, and Colorado Central Station Casino are jointly owned by Isle of Capri Casinos, Inc. and Nevada Gold & Casinos, Inc., which own 57 percent and 43 percent, respectively.

Isle of Capri Casinos, Inc., a leading developer and owner of gaming and entertainment facilities, operates 15 casinos in 13 locations. The company owns and operates riverboat and dockside casinos in Biloxi, Vicksburg, Lula and Natchez, Mississippi; Bossier City and Lake Charles (2 riverboats), Louisiana; Bettendorf, Davenport and Marquette, Iowa; and Kansas City and Boonville, Missouri. The company also owns a 57 percent interest in and operates land-based casinos in Black Hawk (two casinos), Colorado. Isle of Capri's international gaming interests include a casino that it operates in Freeport, Grand Bahama, and a two-thirds ownership interest in casinos in Dudley, Walsall and Wolverhampton, England. The company also owns and operates Pompano Park Harness Racing Track in Pompano Beach, Florida.

Nevada Gold & Casinos, Inc. of Houston, is a developer of gaming properties, and has real estate interests in Colorado, California, and Nevada. UWN owns a 43% interest in the Isle of Capri Black Hawk L.L.C., which owns Isle of Capri Casino, a 237-room hotel/casino and Colorado Central Station Casino (both located in Black Hawk, Colorado, about 35 miles west of Denver) and Colorado Grande Casino, located in Cripple Creek, Colorado. The LLC is a joint venture with Isle of Capri Casinos, Inc. (Nasdaq:ISLE). UWN has 69% ownership of Dry Creek Casino, LLC, which is assisting the Dry Creek Rancheria Band of Pomo Indians with their River Rock Casino, Alexander Valley, Sonoma County, California (about 75 miles north of San Francisco in the California wine country). UWN has 51% ownership of Route 66 Casinos, LLC, which has the right to lease gaming equipment to the Pueblo of Laguna in their Route 66 Casino 11 miles west of Albuquerque, N.M., which opened in September 2003. Nevada Gold Tulsa, Inc., a wholly owned subsidiary, has entered into a contract to develop and manage a casino for the Muscogee (Creek) Nation in Tulsa, Oklahoma. Also, Gold River, LLC, a wholly owned subsidiary of UWN, has entered into a development agreement for a gaming resort in Pauma Valley, California for the La Jolla Band of Luiseño Indians. The management agreement for La Jolla is currently being finalized and is expected to be completed in the near future.

CONTACT:

Isle of Capri Casinos, Inc.,
Allan B. Solomon, Executive Vice President-561.995.6660
Rex Yeisley, Chief Financial Officer-228.396.7052
Les McMackin, Senior Vice President-228.396.7054
Web site: http://www.islecorp.com

Nevada Gold & Casinos, Inc.,
        H. Thomas Winn or Christopher Domijan-713.621.2245
                        or
                        Integrated Corporate Relations
                        Don Duffy-203.222.9013
                       Web site: http://www.nevadagold.com

This press release may be deemed to contain forward-looking statements, which are subject to change. These forward-looking statements may be significantly impacted, either positively or negatively, by various factors, including, without limitation, licensing and other regulatory approvals, financing sources, development and construction activities, costs and delays, weather, permits, competition and business conditions in the gaming industry. The forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by the statements herein.

Additional information concerning potential factors that could affect the company's financial condition, results of operations and expansion projects, is included in the filings of the Isle of Capri Casinos, Inc. and Nevada Gold & Casinos, Inc. with the Securities and Exchange Commission.